UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	October 26, 2009

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated October 26, 2009 regarding its financial results for the third quarter ended September 30, 2009 is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated October 26, 2009, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: October 26, 2009	By	/s/ R. TONY TRIPENY
R. Tony Tripeny
Senior Vice President & Corporate Controller

Exhibit 99

FOR RELEASE –– OCTOBER 26, 2009

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces Third-Quarter Results

LCD glass volume to remain strong

2010 LCD glass market expected to grow 15%

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced its results for the third quarter of 2009, as well as its expectations for the remainder of the year.

Third-Quarter Highlights

•	Sales were $1.5 billion, up 6% sequentially.
•	Earnings per share were $0.41. Excluding special items, EPS was $0.42*, a sequential gain of 8%.
•

Display Technologies combined glass volume, including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd. (SCP), increased 4% over a very strong second quarter. Volume in the company’s wholly owned business was consistent with the second quarter, while SCP’s volume increased 7%. Glass pricing was comparable to the previous quarter.

•	The company’s gross margin for the quarter was 41%.
•	Equity earnings were $418 million, an increase of 16% over last quarter, and an all-time record for Corning.
•	Corning completed the acquisition of Axygen Bioscience, Inc. for approximately $410 million.

Quarter Three Financial Comparisons

	Q3 2009	Q2 2009	% Change	Q3 2008	% Change
Net Sales in millions	$1,479	$1,395	6%	$1,555	(5%)
Net Income in millions	$643	$611	5%	$768	(16%)
Non-GAAP Net Income in millions*	$654	$614	7%	$732	(11%)
GAAP EPS	$0.41	$0.39	5%	$0.49	(16%)
Non-GAAP EPS*	$0.42	$0.39	8%	$0.46	(9%)

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

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Corning Announces Third-Quarter Results

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“The improvement we have seen over the past two quarters has increased our optimism for the fourth quarter,” Wendell P. Weeks, chairman and chief executive officer, said. “Retail sales for LCD televisions remained strong throughout the third quarter, and we believe this will continue into the fourth quarter, which is typically the heaviest retail buying period. This demand has allowed the global LCD supply chain to maintain appropriate inventory levels,” he said.

Third-Quarter Segment Results

Sales in the Display Technologies segment were $679 million and slightly higher than the second quarter. Third-quarter sales were impacted by an earthquake in Japan that affected production at the company’s LCD facility in Shizuoka in August. Display sales were positively impacted by foreign exchange rate movements in the quarter.

In the third quarter, Corning began volume shipments of Gen 10 glass substrates from its newest LCD glass manufacturing plant in Sakai City, Japan. Corning is the first manufacturer of TFT-grade Gen 10 substrates in the world.

Telecommunications segment sales were $450 million, an increase of 3% over the previous quarter. The segment saw continued strength in optical fiber sales in China, as well as strong demand for private network products in North America. The growth rate was impacted by a slowing of fiber-to-the-home demand in North America.

Environmental Technologies segment sales were $167 million, an increase of 27% sequentially, driven primarily by automotive product sales increases in the United States, China, and Germany. Corning said the improved automotive product demand was likely the result of governmental incentives within these regions, including the now-ended U.S. “cash for clunkers” program, and diminished global inventory levels. The company also experienced strong demand for its heavy-duty diesel products due to manufacturers purchasing product ahead of new 2010 U.S. emissions regulations.

Specialty Materials segment sales were $90 million, a 27% increase over quarter two. The sales increase was due in part to the continued ramp up in demand for Gorilla™ glass used in notebooks and portable electronic devices. Corning’s Gorilla glass is now used by 12 major brands and designed into more than 45 devices.

Life Science segment sales were $92 million, compared to $81 million in the second quarter. Third-quarter sales included $7 million from Axygen Bioscience, Inc., which was recently acquired by Corning. Axygen’s product portfolio and established distribution network will significantly strengthen Corning’s life sciences platform.

Corning’s equity earnings were $418 million and significantly higher than second-quarter equity earnings of $361 million. Equity earnings from Dow Corning Corporation were $92 million, an increase of 59% over the second quarter. Equity earnings from Samsung Corning Precision were $316 million, an increase of 7% sequentially.

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Corning Announces Third-Quarter Results

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Looking Forward – Quarter Four

“Although a portion of our glass production at the Taichung facility has been impacted by a power disruption, we remain confident that the strong performance in our display business over the last two quarters will continue in the fourth quarter of this year,” James B. Flaws, vice chairman and chief financial officer, said. “At the same time, we expect to see normal seasonal declines in our Telecommunications and Environmental Technologies businesses.” He added that Corning expects equity earnings at Dow Corning to be higher compared to last quarter.

Corning expects glass volume in its wholly owned display business to be flat to down slightly sequentially this quarter. At SCP, glass volume is expected to be consistent quarter to quarter. The company also anticipates glass pricing at both its wholly owned business and SCP to be consistent with the third quarter. Flaws noted that without the temporary loss of glass production from Taichung, Corning had expected a quarter-over-quarter volume increase of approximately 5%.

“In our Display segment, global retailers are expected to offer attractive pricing for LCD televisions, which is likely to result in continuing robust demand through the fourth quarter. This retail demand, along with our expectation that panel manufacturers may lower utilization rates later this quarter, should allow the industry to maintain healthy inventory levels and alleviate any over-supply concerns,” Flaws said.

The company anticipates its Telecommunications segment sales to be down 15%, due primarily to seasonally lower demand in North America. The company believes demand in China will remain strong.

Environmental Technologies segment sales are expected to be down between 10% and 15% sequentially, reflecting normal seasonal declines plus the expected drop in demand following the end of the U.S. incentive program.

Specialty Materials segment sales are expected to be similar to the third quarter or down 5% and Life Sciences segment sales are expected to be up 25%, driven by the Axygen acquisition.

Early Look at 2010

The company anticipates that worldwide unit sales of LCD televisions next year could reach 156 million, a 20% increase over 2009. Additionally, computer notebook sales are forecasted to grow by about 20%, while desktop monitor sales are expected to increase about 4% for the year. “If these retail forecasts are correct and glass supply chain inventories remain manageable, as we expect, then next year could see very robust gains in worldwide glass volume,” Flaws said.

This demand is expected to result in a worldwide glass market of at least 2.7 billion square feet in 2010, an annual increase of approximately 15%. “We believe the amount of glass capacity that is currently being restarted by the industry is in line to meet these end market demand expectations,” Flaws remarked.

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Corning Announces Third-Quarter Results

Page Four

The company stated glass demand will likely vary quarter to quarter next year. “We believe panel makers may respond to the seasonal decline in demand by reducing utilization rates in the first quarter. As a result, we would also expect first-quarter glass demand to be sequentially lower. Looking ahead to the second quarter, we would expect utilization rates at the panel makers to snap back as the supply chain expands to meet the seasonally stronger second half. In this environment, we would expect second-quarter glass demand to also increase significantly,” Flaws said.

Upcoming Investor Sessions

Corning will be hosting an investor luncheon in Toronto on Thursday, Nov. 5 and presenting at an investor luncheon in New York on Thursday, Dec. 3. The company also will present at the Barclay’s Technology Conference in San Francisco on Wednesday, Dec. 9.

Third-Quarter Conference Call Information

The company will host a third-quarter conference call on Monday, Oct. 26 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1766 or international access call (612) 332-0226 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER THREE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Monday, Nov. 9, 2009. To listen, dial (800) 475-6701 or international access call (320) 365-3844. The access code is 117492. The webcast will be archived for one year following the call.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces Third-Quarter Results

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Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008

Net sales	$1,479	$1,555	$3,863	$4,864
Cost of sales	880	820	2,419	2,433

Gross margin	599	735	1,444	2,431

Operating expenses:
Selling, general and administrative expenses	219	220	637	722
Research, development and engineering expenses	131	160	418	474
Amortization of purchased intangibles	3	2	8	7
Restructuring, impairment and other charges and (credits) (Note 1)	10	(2)	175	(3)
Asbestos litigation charge (credit) (Note 2)	6	6	15	(312)

Operating income	230	349	191	1,543

Equity in earnings of affiliated companies	418	391	974	1,070
Interest income	4	22	16	74
Interest expense	(24)	(15)	(58)	(48)

Other-than-temporary impairment (OTTI) losses:
Total OTTI losses	(11)		(25)
Portion of OTTI losses recognized in other comprehensive income (before taxes)	10		23
Net OTTI losses recognized in earnings	(1)		(2)

Other income (expense), net	48	(30)	109	11

Income before income taxes	675	717	1,230	2,650
(Provision) benefit for income taxes	(32)	51	38	2,358

Net income attributable to Corning Incorporated	$643	$768	$1,268	$5,008

Earnings per common share attributable to Corning Incorporated:
Basic (Note 3)	$0.41	$0.49	$0.82	$3.20
Diluted (Note 3)	$0.41	$0.49	$0.81	$3.15

Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	September 30, 2009	December 31, 2008

Assets

Current assets:
Cash and cash equivalents	$1,962	$1,873
Short-term investments, at fair value	968	943
Total cash, cash equivalents and short-term investments	2,930	2,816
Trade accounts receivable, net of doubtful accounts and allowances	835	512
Inventories	618	798
Deferred income taxes	126	158
Other current assets	338	335
Total current assets	4,847	4,619

Investments	3,818	3,056
Property, net of accumulated depreciation	8,180	8,199
Goodwill and other intangible assets, net	680	305
Deferred income taxes	3,075	2,932
Other assets	147	145

Total Assets	$20,747	$19,256

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$75	$78
Accounts payable	470	846
Other accrued liabilities	975	1,128
Total current liabilities	1,520	2,052

Long-term debt	1,945	1,527
Postretirement benefits other than pensions	768	784
Other liabilities	1,496	1,402
Total liabilities	5,729	5,765

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,614 million and 1,609 million	807	804
Additional paid-in capital	12,658	12,502
Retained earnings	2,974	1,940
Treasury stock, at cost; Shares held: 64 million and 61 million	(1,206)	(1,160)
Accumulated other comprehensive loss	(266)	(643)
Total Corning Incorporated shareholders’ equity	14,967	13,443
Noncontrolling interests	51	48
Total equity	15,018	13,491

Total Liabilities and Equity	$20,747	$19,256

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income	$643	$768	$1,268	$5,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	227	164	586	483
Amortization of purchased intangibles	3	2	8	7
Asbestos litigation	6	6	15	(312)
Restructuring, impairment and other charges (credits)	10	(2)	175	(3)
Stock compensation charges	30	26	97	104
Loss on sale of business		14		14
Undistributed earnings of affiliated companies	(398)	(200)	(535)	(600)
Deferred tax benefit	(30)	(59)	(169)	(2,532)
Restructuring payments	(17)		(71)	(10)
Customer deposits, net of (credits) issued	(42)	(64)	(207)	(202)
Employee benefit payments (in excess of) less than expense	(22)	6	12	(31)
Changes in certain working capital items:
Trade accounts receivable	16	95	(265)	50
Inventories	66	(56)	204	(129)
Other current assets	55	(19)	13	(71)
Accounts payable and other current liabilities, net of restructuring payments	45	(17)	24	(106)
Other, net	(60)	99	9	78
Net cash provided by operating activities	532	763	1,164	1,748

Cash Flows from Investing Activities:
Capital expenditures	(236)	(291)	(727)	(1,155)
Acquisitions of businesses, net of cash received	(410)	(15)	(410)	(15)
Net proceeds from sale or disposal of assets		15	15	17
Short-term investments – acquisitions	(471)	(104)	(876)	(1,298)
Short-term investments – liquidations	343	750	859	1,890
Net cash (used in) provided by investing activities	(774)	355	(1,139)	(561)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(18)	(8)	(84)	(20)
Proceeds from issuance of long-term debt, net			346
Principal payments under capital lease obligations	(1)		(10)
Proceeds from issuance of common stock, net	6	4	18	19
Proceeds from exercise of stock options	4	5	8	79
Repurchase of common stock		(500)		(625)
Dividends paid	(78)	(77)	(234)	(235)
Other, net			3
Net cash (used in) provided by financing activities	(87)	(576)	47	(782)
Effect of exchange rates on cash	57	(121)	17	(25)
Net (decrease) increase in cash and cash equivalents	(272)	421	89	380
Cash and cash equivalents at beginning of period	2,234	2,175	1,873	2,216

Cash and cash equivalents at end of period	$1,962	$2,596	$1,962	$2,596

Certain amounts for 2008 were reclassified to conform with the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended September 30, 2009
Net sales	$679	$450	$167	$90	$92	$1	$1,479
Depreciation (1)	$146	$35	$25	$13	$5	$3	$227
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$19	$21	$30	$17	$3	$20	$110
Restructuring, impairment and other (credits) charges	$(5)		$3	$(1)	$1		$(2)
Equity in earnings of affiliated companies	$317		$2			$3	$322
Income tax (provision) benefit	$(83)	$(11)	$3	$6	$(6)	$7	$(84)
Net income (loss) (3)	$600	$21	$(4)	$(11)	$12	$(17)	$601

Three months ended September 30, 2008
Net sales	$696	$496	$177	$101	$83	$2	$1,555
Depreciation (1)	$95	$30	$24	$9	$3	$3	$164
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$30	$24	$29	$13	$2	$43	$141
Restructuring, impairment and other credits		$(2)					$(2)
Equity in earnings of affiliated companies	$264		$1			$13	$278
Income tax provision	$(46)	$(9)	$(5)		$(4)		$(64)
Net income (loss) (3)	$635	$25	$15	$(1)	$11	$(54)	$631

Nine months ended September 30, 2009
Net sales	$1,709	$1,272	$409	$221	$249	$3	$3,863
Depreciation (1)	$359	$99	$74	$35	$13	$9	$589
Amortization of purchased intangibles		$8					$8
Research, development and engineering expenses (2)	$60	$68	$87	$40	$8	$90	$353
Restructuring, impairment and other charges	$29	$15	$22	$17	$8	$4	$95
Equity in earnings (loss) of affiliated companies	$781	$(4)	$6			$31	$814
Income tax (provision) benefit	$(184)	$(24)	$31	$25	$(14)	$32	$(134)
Net income (loss) (3)	$1,373	$38	$(57)	$(48)	$29	$(51)	$1,284

Nine months ended September 30, 2008
Net sales	$2,334	$1,394	$583	$288	$251	$14	$4,864
Depreciation (1)	$277	$88	$72	$24	$11	$9	$481
Amortization of purchased intangibles		$7					$7
Research, development and engineering expenses (2)	$83	$73	$94	$33	$6	$121	$410
Restructuring, impairment and other credits		$(3)					$(3)
Equity in earnings of affiliated companies	$718		$3			$54	$775
Income tax provision	$(171)	$(16)	$(12)		$(10)	$(3)	$(212)
Net income (loss) (3)	$1,999	$59	$56	$(1)	$37	$(118)	$2,032

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Effective January 1, 2009, we began providing U.S. income tax expense (or benefit) on U.S. earnings (losses) due to the change in our conclusion about the realizability of our U.S. deferred tax assets in 2008. As a result of the change in our tax position, we adjusted the allocation of taxes to our operating segments in 2009 to reflect this difference.

(4)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales. In the nine months ended September 30, 2008, net income of the Display Technologies segment included a $12 million litigation settlement charge. In the three and nine months ended September 30, 2008, net loss of the All Other segment included a $14 million loss on the sale of Corning’s Steuben glass business.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008
Net income of reportable segments	$618	$685	$1,335	$2,150
Non-reportable segments	(17)	(54)	(51)	(118)
Unallocated amounts:
Net financing costs (1)	(35)	4	(86)	17
Stock-based compensation expense	(30)	(26)	(97)	(104)
Exploratory research	(15)	(17)	(46)	(52)
Corporate contributions	(8)	(8)	(23)	(26)
Equity in earnings of affiliated companies, net of impairments (2)	96	112	160	294
Asbestos litigation (3)	(6)	(6)	(15)	312
Other corporate items (4)	40	78	91	2,535
Net income	$643	$768	$1,268	$5,008

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)

Includes the equity earnings of Dow Corning Corporation. In the nine months ended September 30, 2009, equity earnings of affiliated companies, net of impairments includes a charge of $29 million representing restructuring charges at Dow Corning Corporation. In the three and nine months ended September 30, 2008, equity earnings of affiliated companies, net of impairments includes a charge of $18 million representing an other-than-temporary impairment of auction rate securities at Dow Corning.

(3)

In the three and nine months ended September 30, 2009, Corning recorded charges of $6 million and $15 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the three and nine months ended September 30, 2008, Corning recorded charges of $6 million and $15 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the first quarter of 2008, Corning reduced its liability for asbestos litigation by $327 million as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003.

(4)

In the three and nine months ended September 30, 2009, other corporate items included $12 million ($8 million after-tax) and $80 million ($52 million after-tax) of restructuring charges, respectively. In the three months ended September 30, 2008, Corning released an additional $70 million of valuation allowance on our U.S. deferred tax assets as a result of a change in our estimate regarding 2008 U.S. taxable income. Also, in the three months ended September 30, 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency. In the three and nine months ended September 30, 2008, Corning recorded net losses of $39 million on short-term investments. In the nine months ended September 30, 2008, Corning recorded a $2.4 billion tax benefit from the release of a valuation allowance on U.S. tax benefits due to sustained profitability and positive future earnings projections for U.S. entities.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Restructuring

In the third quarter of 2009, we recorded a charge of $10 million ($7 million after-tax) which was comprised of severance costs for a restructuring plan in the Environmental Technologies segment and asset disposal costs in other segments.

2.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos litigation liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.

In the third quarter of 2009, we recorded charges of $6 million ($4 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Amended PCC Plan.

3.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended September 30,		Three months ended June 30, 2009
	2009	2008

Basic	1,550	1,558	1,550
Diluted	1,569	1,578	1,567
Diluted used for non-GAAP measures	1,569	1,578	1,567

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2009
				Nine Months
	Three Months Ended			Ended
	March 31	June 30	Sept. 30	Sept. 30

Display Technologies	$357	$673	$679	$1,709

Telecommunications
Fiber and cable	192	235	251	678
Hardware and equipment	193	202	199	594
	385	437	450	1,272

Environmental Technologies
Automotive	64	85	103	252
Diesel	46	47	64	157
	110	132	167	409

Specialty Materials	60	71	90	221

Life Sciences	76	81	92	249

Other	1	1	1	3

Total	$989	$1,395	$1,479	$3,863

	2008
	Q1	Q2	Q3	Q4	Total

Display Technologies	$829	$809	$696	$390	$2,724

Telecommunications
Fiber and cable	214	248	258	200	920
Hardware and equipment	207	229	238	205	879
	421	477	496	405	1,799

Environmental Technologies
Automotive	137	132	112	77	458
Diesel	60	77	65	51	253
	197	209	177	128	711

Specialty Materials	83	104	101	84	372

Life Sciences	81	87	83	75	326

Other	6	6	2	2	16

Total	$1,617	$1,692	$1,555	$1,084	$5,948

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.42	$691	$654

Special items:
Restructuring charges (a)	(0.01)	(10)	(7)

Asbestos litigation (b)	-	(6)	(4)

Total EPS and net income	$0.41	$675	$643

(a)

In the third quarter of 2009, Corning recorded a charge of $10 million ($7 million after-tax), which was comprised of severance costs for a restructuring plan in the Environmental Technologies segment and asset disposal costs in other segments.

(b)	In the third quarter of 2009, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.39	$612	$614

Special items:
Asbestos litigation (a)	-	(5)	(3)

Total EPS and net income	$0.39	$607	$611

(a)	In the second quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.46	$385	$732

Special items:
Asbestos settlement (a)	-	(6)	(6)

Available-for-sale securities (b)	(0.02)	(39)	(39)

Loss on sale of business (c)	(0.01)	(14)	(14)

Valuation allowance release (d)	0.04	-	70

Tax revenue settlement (e)	0.03	-	43

Equity in earnings of affiliated companies (f)	(0.01)	-	(18)

Total EPS and net income	$0.49	$326	$768

(a)

In the third quarter of 2008, Corning recorded a charge of $6 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the third quarter of 2008, Corning recorded net losses of $39 million on certain available-for-sale securities included in cash and short-term investments.

(c)	In the third quarter of 2008, Corning incurred a $14 million loss on the sale of a business.

(d)	In the third quarter of 2008, Corning recorded a valuation allowance release of $70 million resulting from a change in our estimate of current-year U.S. taxable income.

(e)	In the third quarter of 2008, Corning recorded a $43 million gain related to a favorable tax settlement with the Canadian Revenue Agency.

(f)

In the third quarter of 2008, equity earnings of affiliated companies included an $18 million charge for our share of an other-than-temporary impairment of auction rate securities at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended September 30, 2009

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended September 30, 2009 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended September 30, 2009	Nine months ended September 30, 2009

Cash flows from operating activities	$532	$1,164

Less: Cash flows from investing activities	(774)	(1,139)

Plus: Short-term investments – acquisitions	471	876

Less: Short-term investments – liquidations	(343)	(859)

Free cash flow	$(114)	$42

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